CHARTERED ACCOUNTANTS
MacKay LLP

1100 – 1177 West Hastings Street
Vancouver, BC V6E 4T5
Tel: 604-687-4511
Fax: 604-687-5805
Toll Free: 1-800-351-0426
www.MacKayLLP.ca

August 13, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Dear Ladies and Gentlemen,

We are the former independent auditors for Max Entertainment, Holdings Inc. (formerly Eastern Exploration Company) (the "Company"). We have read the Company's current report on Form 8-K Amended dated July 31, 2007 (the "Form 8-K/A") and are in agreement with the disclosures regarding our firm as included in the Form 8-K/A to be filed with the Securities and Exchange Commission. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

MACKAY LLP

/s/ MacKay LLP